Exhibit 10.23

/s/ Diane Adams /s/ Arunkumar Pattabhiraman

/s/ Arunkumar Pattabhiraman /s/ Diane Adams

sprinklr

PRIVATE AND CONFIDENTIAL

Arunkumar Pattabhiraman **18 April 2022**
Bangalore

Dear **Arun,**

We are pleased to offer you the position of Sprinklr's **Chief Marketing Officer** via employment with Sprinklr India Private Limited, a group company of Sprinklr, Inc. (USA) with a registered office in Bangalore India (Collectively: "Sprinklr" or "the Company"). This letter sets forth the terms and conditions of that employment.

a) Your appointment will be effective on the first day of your employment.

b) Subject to successful background verification, we anticipate your start on **10 May2022.**

c) Place of work – You will be based in **Bangalore**. However, your services are transferable to any place in the country or abroad or to any of the company's associate or its subsidiary client location either for a temporary or permanent period in the future which may be required for the Company's business, subject to negotiation and mutual agreement. You will report to such person as may be designated by the Company from time to time. Your work timings shall be at discretion of the organization and in accordance with the laws of the land.

d) During the period of your employment, you shall devote your entire working time for or at the direction of the Company or its affiliates. You will not simultaneously take up any other work for remuneration (part time or otherwise), without disclosure to and approval by the Company.

Salary / Compensation

Your initial salary will be **Rs. 31,500,000/- (Three Crores and Fifteen Lakhs Only)** per year payable in cash in accordance with the Company's standard payroll schedule for salaried employees (currently once a month), subject to standard withholding and payroll taxes. In addition to your salary, you will be eligible to participate in the Company Bonus Plan. You will also be eligible to earn an annual discretionary bonus, in the target amount of **55%** of your base salary equal to **17,325,000/- (One Crore Seventy-Three Lakhs and Twenty-Five Thousand only).** The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant. The Company will pay you this bonus, if any, no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. With your initial salary rate and target annual bonus, your total target annual earnings will be **INR 48,825,000/- (Four Crores Eighty-Eight Lakhs and Twenty-Five Thousand Only)**.

Your Annual Gross Compensation will be as set forth on the Compensation Breakup Exhibit. You are solely responsible for filing return, declarations and implications arising thereof for all personal & income tax purposes and will be governed by the tax laws.

The Company reserves the right to withhold tax at source from any component of your compensation as required by applicable law. The Company shall provide you with evidence of such tax deduction in the manner and within the timeframe required by applicable law. Your compensation is based on your qualification, skill sets and overall experience. Therefore, the compensation payable to you by the company is unique and personal to you and any comparison of the same with those of others will be of no relevance is expected to be held in confidence.

You agree that if any annual bonus linked with production/productivity or other compensation paid to you by the company shall be in lieu of any bonus required to be paid to you under the statutory laws of India.

In addition to your salary, you will be eligible to receive a one-time **joining bonus** of up to **Rs. 13,000,000/- (One Crore and Thirty Lakhs only)**. This amount shall be paid to you along with your **First** month's salary. The Company shall, subject to compliance with applicable laws, be entitled to recover the Joining Bonus paid to you in the event of your resignation or termination for cause from services of the Company within one year of date of employment.

Probation Period & Notice Period

You will be on probation for Six (6) months from the date of joining. The Company reserves the right to terminate your services at any time during the probation period by giving 30 days' notice in writing or payment in lieu thereof. Your services at the end of the Probation period shall be treated as confirmed, unless specifically extended by the Company in writing. Post confirmation, either party may terminate this contract by giving 60 days' Notice in writing. It is at the sole discretion of the Company to relieve you earlier than the 60-day notice period. This agreement, including and incorporating the terms of the Company's Severance and Change in Control Plan, as adopted by the Board on May 1, 2019 and as may be amended from time to time (the "Severance and CiC Plan"), shall constitute the full and complete agreement between you and the Company on your terms of Employment, which may be changed in an express written agreement signed by you and a duly authorized officer of the Company. In the event that any provision of this agreement is read as inconsistent with or contradictory to the provisions of the Severance and CiC plan, the provisions of the Severance and CiC plan shall apply.

Your employment shall be "at will", meaning that either you or Company shall be entitled to terminate your Employment at any time. As a Sprinklr employee, you may resign from Sprinklr with a written notice period of Sixty (60) days. Sprinklr however reserves the sole right to waive the notice period or a part thereof. Similarly, Sprinklr can terminate your services without assigning any reasons whatsoever by giving Sixty (60) days' notice in writing or in its sole discretion, by paying salary in lieu of the un-served notice period. Notwithstanding the provisions above, Sprinklr reserves the right to immediately terminate your services without any notice or compensation for Cause, as defined in the Severance and Change of Control Plan.

Tel: +1707 – 276 – 6362 3rd Floor, East Wing, Building No.3 9th Floor, 901A Email: info@sprinklr.com Block B, 77º Town Centre Block A, IRIS
Tech Park Twitter: @sprinklr Off HAL Airport Road, Yamlur PO Sector 48, Sohna Road
Website: www.sprinklr.com Bangalore – 560 037 Gurgaon – 122 002

Should you resign during the first year of your employment, the Company reserves the right to recover from you all reasonable and documented expenses incurred with regard to any training and development, relocation, special education, upskilling (including certifications), subscriptions, memberships or any on the job training provided to you in the course of your employment with the Company. The Company can also withhold issuance of the relieving letter till the acceptance of the resignation letter and/or completion of assigned tasks, settling of dues. Notice to terminate this contract will be accepted by the Company only when it is issued in a form wherein your identity is ascertainable (such as hard copy letter with original signatures, email from official email ID only). Notice of termination in electronic form where such identity cannot be ascertained such as SMS, social media posts/messages or personal email shall not be accepted as adequate notice of termination for the purposes of this agreement.

Company Stocks

The Company will recommend that the Compensation Committee of Sprinklr, Inc's Board of Directors (or other designated Committee of the Board) grant you an award of Restricted Stock Units ("RSUs") in respect of a number of common shares of Sprinklr stock equal to **USD 4,500,000** determined by the 30 trading-day average share price ending on the day that is five trading days prior to the 15th of each month following the date of hire. The grant date and vesting commencement date of your RSUs shall be the date of the approval by Sprinklr's Board of Directors (or other designated Committee of the Board), which is expected to occur quarterly during the Board Committee Meeting following the month in which you begin employment (The Board generally meets in March, June, September and December). The award shall vest as follows: **USD 500,000** shall vest fully upon your joining Sprinklr. The vesting of the remaining **USD 4,000,000** shall vest as follows - 1/4th of the RSUs shall vest on the first anniversary of your vesting commencement date and a further 1/16th shall vest each quarter thereafter, subject to your continued service with the Company through each such vesting date. Any RSUs granted will be subject to the terms and conditions of the Plan under which they are granted.

Statutory Benefits

Provident Fund: Statutory related payments like Provident Fund will be deducted from your salary, which would be governed by the relevant statutory laws as may be applicable from time to time.

Gratuity: You will also be eligible for gratuity upon successful completion of the employment of such period as prescribed in such Act from time to time.

Statutory Compliance

Income-tax and Professional Tax will be deducted from your salary, as applicable.

Medical Insurance*

You and your dependents will be covered under the **Company Mediclaim Policy** of up to Rs. 5,00,000/- and **Personal Accident Insurance** up to Rs. 25,00,000/-.

*This cover/benefit may change based on the most recent policy, renewed annually by the Company.

Flexible Benefits

During your employment with the Company, you will be entitled to participate in all our Customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change, amend or rescind its benefit plans and programs and alter employee contribution levels at its discretion.

Leave

You will be granted up to 18 paid vacation days per calendar year (prorated for the first calendar year, based upon your Start Date), which may be used in accordance with the terms of the Company's vacation policy in effect from time to time.

Background Checks

You have represented to the Company that all the content of your resume, testimonials, references, application form, previous employment details and other information furnished by you are true and accurate. This offer of employment with the Company is contingent upon the satisfactory completion of reference and background checks that may be conducted on you. In the event the Company is not satisfied with the results of the background check conducted on you, the Company has all the rights to terminate your employment forthwith. Further, if any declaration given or information furnished by you to the Company proves to be false or misleading in any manner or you have willfully suppressed any material information, in such event, your employment will be terminated forthwith without any notice or compensation in lieu thereof and you will be liable for any damages which may have been caused to the Company directly or indirectly.

Travel

You may be required to undertake travel for Company's work, and you will be reimbursed expenses incurred on account of such travel as per the Company's guidelines.

Transfer of Employment

You agree and acknowledge that, subject to reasonable negotiation and mutual agreement, your employment can be transferred to any other Sprinklr company, affiliates, or a joint venture company currently existing or which may get incorporated in the future whether in India or abroad.

The terms & conditions, policies of such Sprinklr entity, joint venture, and laws of the land of the new location of employment are applicable from time to time.

Retirement

Upon expiry of the period of probation, this contract shall expire automatically when you attain retirement age. The normal age of retirement is 60 years.

Termination

in the event of termination of your employment for Cause, you shall not be entitled to any compensation from all offices held by you in the Company and any of its subsidiaries and associates other than contractual and statutory dues, calculated up to the last date of employment, except in cases whether statutory deductions are permissible for the act of misconduct carried out by the employee, and you shall forthwith quit, hand over and deliver to the Company or to any person nominated by us for this purpose, use, occupation, control and vacant possession of any of the assets or other movable and immovable property of or belonging to the Company, including, without limitation, the laptop, computer, memoranda, correspondence, notes, records, reports, sketches, plans, letterheads, visiting cards or other documents and any copies or reproduction thereof in any medium whatsoever, and all other Confidential Information (pertaining to the Company or its business) whether or not the property was originally supplied to him/ her by the Company; in the event of your failure to do so.

Compliance with Company policies

You agree at all times to act in a professional and courteous manner and comply with all of the Company's policies, conditions, and workplace guidelines in force from time to time. You are also required to complete all the mandatory training notified to you in any mode of communication.
The following are the list of policies which are inclusive, and not limited to be adhered to the time while being on employment with Sprinklr.

a) Global Employee Handbook
b) Code of Conduct
c) Anti-Harassment policy
d) Prevention of Sexual Harassment Policy
e) Travel & Expense Policy
f) IT Policy
g) Variable Compensation Terms & Conditions and applicable Commission Plan

Code of Conduct

Your employment is also governed by the Sprinklr 'Code of Conduct'. A copy of the 'Code of Conduct' document, which is incorporated herein by reference, will be made available to you on the date of start of employment. This offer is conditional upon your endorsing the 'Code of Conduct' document, indicating acceptance to be governed by the terms as laid out and any subsequent changes, during and after your tenure with our Company. Acknowledgement of you having understood the Code of Conduct and your commitment to abide by the covenants therein, through the course of your employment and thereafter, shall need to be completed within 7 days from your date of commencement of employment. You may be required to annually share your acceptance via digital mode. Failure to do so timely, may be treated as non-compliance to the Company Code of conduct.

Further you agree to abide by all the Company rules, regulations, instructions, policies, practices, and procedures which the Company may amend from time to time.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company's or its clients' trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company's Chief Executive Officer. You also will be required to execute the Company's Non-Disclosure & Confidential Information Agreement annexed to this letter, the terms of which are in addition to the terms of this offer letter. By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

This letter together with the Non-Disclosure & Confidential Information Agreement and the Severance and CiC Plan contains the entire understanding between you and the Company, supersedes all prior agreements and understandings between you and the Company related to your employment, and are governed by the laws of the India and Company laws. This letter may not be modified, changed, or altered except in writing signed by you and the Company.

Non-compete

During the period of employment with the Company and for a period of one (1) year immediately following the termination of your employment (hereinafter referred as the "**Non-Compete Period**"), you hereby acknowledge and agree not to engage in or receive any financial benefit from any Competing Business, whether as an employee, partner, director, shareholder, investor, consultant, agent or otherwise. For the purposes of this clause, "**Competing Business**" shall mean any activity (i) that is the same or substantially similar to your responsibilities for the Company that relates to, is substantially similar to, or competes with the Company at the time of your termination of employment from the Company; and/or (ii) that involves the disclosure, or

the likelihood of the disclosure of any Confidential Information pertaining to the Company or its business.
On behalf of Agreed to and accepted by: Sprinklr India Private Ltd

/s/ Diane Adams

/s/ Arunkumar Pattabhiraman

Diane Adams
Chief Culture & Talent Officer

Arunkumar Pattabhiraman

Annexure "A"

Compensation Breakup

SPRINKLR INDIA PVT LTD	
Break-up of CTC Per Annum	**INR 31,500,000**
Basic	**10,500,000**
Dearness Allowance	**5,250,000**
HRA	**6,300,000**
***Special Allowances**	**9,428,400**
Employer's Contribution to PF	**21,600**
Base Salary	**INR 31,500,000**
Target Bonus	**INR 17,325,000**
Total Target Annual Earnings	**INR 48,825,000**

** Special Allowance includes all the eligible Flexi-components. Please refer to PeopleWorks payroll system for your eligible Flexi-Components to avail Income-tax benefit.*

Annexure "B"

List of documents to be submitted on the date of joining Sprinklr India
Please bring along the originals for verification

S.No.	Description
1	All education certificates and mark sheets (X, XII, Graduation / PG/ Diploma as applicable)
2	Relieving letter from most recent employer or acceptance of resignation from most recent employer (to be followed within 30 days by original relieving letter)
3	Copy of a valid photo ID (eg PAN Card, Driving License, Passport)
4	Four passport size photographs
5	PAN Card
6	Other documents as indicated

Tel: +1707 – 276 – 6362 3rd Floor, East Wing, Building No.3 9th Floor, 901A Email: info@sprinklr.com Block B, 77º Town Centre Block A, IRIS
Tech Park Twitter: @sprinklr Off HAL Airport Road, Yamlur PO Sector 48, Sohna Road
Website: www.sprinklr.com Bangalore – 560 037 Gurgaon – 122 002

Non-Disclosure & Confidential Information Agreement

As a condition of employment, you accept the following non-disclosure requirements:

a) Except as reasonably required in the performance of your authorized duties, you covenant that you shall not any time during this employment or at any time after your employment has terminated disclose or reveal to any person or otherwise make use of confidential information including any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or affairs of the Company, SPRINKLR, SPRINKLR India Liaison Office or any of SPRINKLR's subsidiaries, any third party, customer, or associates or any official communication made to you, in the course of your employment, in any form or manner, which may come to your knowledge during your employment hereunder

b) You further covenant to take all reasonable action to prevent unauthorized use or disclosure of any confidential information

c) The foregoing does not apply to:

(1) Information that by means other than your deliberate or inadvertent disclosure becomes well known or is readily ascertainable by the public;

(2) Disclosures compelled by judicial or administrative proceedings following your diligent challenge to such disclosure having afforded us the opportunity to participate in the proceedings.

d) All notes, data, information and/or memoranda of any nature and in particular the confidential information which shall be acquired, received or made by you during the course of this employment shall be surrendered by you to the Company at the termination of employment or at the request of the Company at any time during the course of employment or at any time thereafter. Confidential Information includes any or all confidential, proprietary, or trade secret information and materials of the Company, its shareholders, the Company's affiliates, or Company's business to which you gain
access, whether or not marked confidential, and whether disclosed by the Company or otherwise observed or learned by you, including without limitation all trade / business secrets, technical knowledge or know-how, business / customer / financial information, training materials, business and marketing plans, flow charts, methods, pricing policies, contracts, procedures, information, employee and contractor information, and all other concepts, ideas, inventions, know-how, data or information used in the business of the Company or its clients or their affairs, that are confidential to the Company, the shareholders and the Company's affiliates or their vendors or participants, regardless of form; and also includes the terms and conditions of your employment, including the salary and other benefits paid to you.

Conflict of Interest

During the course of employment, you shall work exclusively for the Company or its affiliates or any third party (under instruction from the Company), and shall not engage yourself either directly or indirectly, wholly or partly either for monetary or non-monetary benefits as an employee, consultant, owner or promoter, in any trade, business, occupation, and assignment for any other company or firm unless prior written permission is given by your manager for you to undertake any work, including but not limited to freelance writing, designing etc. outside of the Company and its group entities.

You shall not perform any services for any competitor of the Company or any associate/affiliate of a competitor at all times, nor shall you otherwise serve any conflicting interest unless the Company first consents in writing.

Non-Solicitation

You shall not, during the course of your employment and for a period of [12 months] from the date your employment terminates for whatsoever reason: -

a) Recruit, solicit, entice, assist, engage in or otherwise undertake (whether directly or indirectly) any activity with a view to recruiting any person then employed or under offer of employment by the Company or its affiliates to join you in providing services to or becoming involved in any business activity in which you are involved outside the Company; or

b) Induce (whether directly or indirectly) any such person to breach their contract of employment with the Company or any of the group companies.

Intellectual Property

The work product generated by you while performing the services during the term of your employment, including all electronic data, pictures, graphics, papers, worksheets, logs, records, reports, documents, training material and other materials developed or prepared by you, shall be the sole and exclusive property of the Company. If at any time in the course of your employment under this Letter of Appointment, you make or discover or participate in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business of the Company or its affiliates, full details of the Intellectual Property shall immediately be disclosed in writing by you to the Company and the Intellectual Property shall be the absolute property of the Company. At the request and expense of the Company, you shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things which may, in the opinion of the Company, be necessary or desirable for obtaining patent or other protection for the Intellectual Property and for vesting the same in the Company." For the terms of this Letter of Appointment, Intellectual Property means all intellectual and industrial property and all rights therein including, without limiting the generality of the foregoing, all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trademarks, trade mark applications, trade names, websites, internet domain names, logos, slogans, know-

how, trade secrets, processes, designs (whether or not registered and whether or not design rights subsist in them), works in which copyright may subsist (including computer software and preparatory and design materials therefore).

Personal Data Protection

By signing this Letter of Appointment, you agree to the Company holding and processing, both electronically and manually, the personal data it collects in relation to you. This will be done for the purposes of the administration and management of its employees and for compliance with applicable procedures, laws and regulations. This personal data may be held offshore. You also consent to the transfer, storage, and processing by the Company of such data to third parties (under instruction from companies) and associate/ affiliate companies both inside and outside India.

Indemnity

You shall, at all times, indemnify and keep indemnified the Company, its directors, officers, employees and other personnel and that of its affiliates against all sums whether by way of claims, demands, damages, costs, charges or expenses paid or incurred by the Company and its affiliates in or in connection with any action, claim, proceeding or demand instituted or made against the Company and its affiliates caused or occasioned by your breach, failure, default or neglect, in the opinion of the Company, to observe and comply fully with the terms and conditions your employment herein contained.

Warranty

By signing this letter, you confirm, that: (i) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would in any way impact your ability to perform the position offered to you; and (ii) you have not taken (or failed to return) any confidential information belonging to any prior employer or any other entity.

Change to this Agreement

You acknowledge that this condition of employment may not be altered or its obligations excused except by a written document signed by a corporate officer of the Company or the senior employee of the Company.

Miscellaneous

a) Governing law: This Agreement shall be governed by and construed in accordance with the Laws of India.

b) Jurisdiction: In relation to any legal action or proceedings arising out of or in connection with this Agreement, both the parties irrevocably submit to the exclusive jurisdiction of the courts in Bangalore, India.

c) Dispute Resolution: All disputes, differences or questions arising between the parties or concerning or connected with the interpretation or implementation of this Letter of Appointment (**"Dispute"),** shall at the first instance be resolved through good faith consultation, which consultation shall begin promptly after a party has delivered to the other party a written request for such consultation. If the parties are unable to resolve the Dispute within 30 days of commencement of consultation proceedings, the Dispute shall be settled submitted to and settled by arbitration in accordance with the Indian Arbitration and Conciliation Act, 1996. The venue for arbitration shall be Bangalore, India and the language used in the arbitral proceedings shall be English. The parties shall mutually agree to choose a person to be the arbitrator. The decision of such arbitrator shall be final and binding on the parties.

Welcome to the Sprinklr India family! The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding.

Diane Adams
Chief Culture & Talent Officer

/s/ Diane Adams

On behalf of
Sprinklr India Private Ltd

Acceptance

The provisions of this letter of employment have been read and understood and the offer is herewith accepted. I understand that my employment is contingent upon completion of necessary background check and professional reference check. I undertake to keep all the information confidential whether shared or gained during my tenure with the organization.

/s/ Arunkumar Pattabhiraman

Arunkumar Pattabhiraman
18 April 2022